FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Covina, CA – April 30, 2013. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $1.4 million, or $0.18 per diluted share for the quarter ended March 31, 2013 and $3.9 million, or $0.48 per diluted share for the nine months then ended.  This compares to net income of $1.6 million, or $0.18 per diluted share for the quarter ended March 31, 2012 and $5.7 million, or $0.63 per diluted share for the nine months then ended.  The decrease in net income for the quarter and nine months ended March 31, 2013 was due primarily to a decrease in net interest income, an increase in provision for loan losses and noninterest expense, and partially offset by an increase in noninterest income.

“During the third quarter we experienced marked improvement in asset quality which is evidenced by the downward trend of both delinquent loans and non-performing assets.  This improvement was primarily the result of our collection efforts after obtaining the servicing of certain loans from prior third party servicers which allowed us to vigorously work with borrowers to manage delinquent loans and ultimately improve asset quality,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc.   Luton continued, “We continue to execute on our strategic plan by deploying capital in branding campaigns and lending delivery channels to build and deepen customer relationships, as well as investing in the long term value of the Company through our stock repurchase programs.”

Noninterest income increased $457,000, or 40.1% to $1.6 million for the quarter ended March 31, 2013 as compared to $1.1 million for the quarter ended March 31, 2012. Noninterest income increased $1.7 million, or 49.1% to $5.2 million for the nine months ended March 31, 2013 from $3.5 million for the same period last year. The increase in noninterest income was due to $435,000 and $1.8 million in pre-tax gains on one-to-four family mortgage loans sold during the three months and nine months ended March 31, 2013, respectively.

In May and November 2012, the Company successfully obtained the servicing of $128.5 million in loans previously serviced by two third party servicers.  Since obtaining the servicing rights, the Company took a proactive approach in managing problem loans by working directly with borrowers to negotiate loan modifications and short sales, and when necessary to initiate foreclosure proceedings.  As a result of these efforts, during the three months and nine months ended March 31, 2013, the Company experienced a decline in delinquent and non-performing loans. Delinquent loans 60 days or more decreased to $6.9 million, or 0.98% of total loans at March 31, 2013 from $9.4 million, or 1.22% of total loans at June 30, 2012.  Non-performing loans decreased to $19.6 million, or 2.77% of total loans at March 31, 2013 as compared to $25.4 million, or 3.29% of total loans at June 30, 2012.  The decrease in non-performing loans was primarily attributable to short sales, pay-offs as well as nonperforming loans returned to accruing status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of payments, during the nine months ended March 31, 2013. The allowance for loan losses to non-performing loans was 32.89% at March 31, 2013 as compared to 29.54% at June 30, 2012.  The increase in the allowance for loan losses to non-performing loans was a result of the decrease in non-performing loans during the nine months ended March 31, 2013.

Noninterest expense was $5.9 million for the quarter ended March 31, 2013 and for the same period last year. Noninterest expense increased $2.0 million, or 12.1% to $18.8 million for the nine months ended March 31, 2013 from $16.8 million for the same period last year.  The increase was primarily due to increases in salaries and benefits and advertising and promotional expenses. The increase in salaries and benefits expense was due primarily to employees hired in the areas of eCommerce, marketing and lending and included a lump sum severance payment to a former executive in the amount of $367,500.  Employees hired in eCommerce and marketing continue to focus on aligning marketing efforts under the Bank’s new name and brand launched in November 2012 and expanding customer relationships through enhanced delivery channels such as online and mobile banking.  The Company also hired seasoned loan officers, underwriters and support staff in the one-to-four family mortgage loan origination department to accommodate increased loan origination and sale activity.  The increase in advertising and promotional expenses was primarily a result of branding campaign efforts in relation to the new name.

Net interest income decreased $361,000, or 4.9% to $7.0 million for the quarter ended March 31, 2013 as compared to $7.4 million for the quarter ended March 31, 2012. Net interest income decreased $847,000, or 3.8% to $21.6 million for the nine months ended March 31, 2013 from $22.5 million for the same period last year.  Net interest margin declined to 3.33% for the nine months ended March 31, 2013 from 3.43% for the nine months ended March 31, 2012.  The decrease in the net interest margin for the comparable nine-month period was primarily due to a decline in the average yield on loans and securities available-for-sale as a result of the low interest rate environment, offset in part by the declines in the cost of funds on deposits and repayment of higher costing borrowings as they matured.

Provision for loan losses increased to $400,000 for the quarter ended March 31, 2013 and $1.9 million for the nine months ended March 31, 2013 as compared to no provision for the same periods last year.  The increase in the provisions was primarily due to short sale losses and charge-offs on impaired loans.  The increased short sale activity was the result of the transfer of servicing of one-to-four family residential loans from two prior third party servicers. The provisions reflect management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets declined to $882.3 million at March 31, 2013 from $923.3 million at June 30, 2012 due primarily to a decrease in gross loans receivable, partially offset by an increase in loans held for sale, cash and cash equivalents, and securities available for sale.  Gross loans receivable combined with loans held for sale decreased $50.3 million, or 6.5%, to $721.9 million at March 31, 2013 from $772.2 million at June 30, 2012.  The decline was primarily attributable to principal repayments and payoffs in addition to the sale of newly originated conforming fixed rate loans.  Securities available-for-sale increased to $58.2 million at March 31, 2013 from $53.4 million at June 30, 2012 due to the purchase of $20.7 million in agency mortgage-backed securities, partially offset by $15.8 million in maturities, principal repayments and amortization.

Total stockholders’ equity represented 16.59% of total assets and decreased to $146.4 million at March 31, 2013 from $154.1 million at June 30, 2012.  The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $2.0 million, partially offset by an increase in retained earnings.  For the three months ended March 31, 2013, the Company repurchased 264,000 shares at an aggregate cost of $4.0 million with a weighted average price of $15.04 per share.  For the nine months ended March 31, 2013, the Company repurchased 700,770 shares at an aggregate cost of $10.5 million with a weighted average price of $14.98 per share.  There are 437,226 shares in total remaining under authorized stock repurchase programs. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2013
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	March 31, 2013	June 30, 2012
Totassets	$882,330	$923,330
Gross loans receivable	705,606	770,647
Allowance for loan losses	(6,438)	(7,502)
Loans held for sale	15,060	—
Cash and cash equivalents	72,691	66,018
Securities available-for-sale, at fair value	58,217	53,397
Total deposits	670,005	682,889
Borrowings	60,000	80,000
Total stockholders’ equity	146,356	154,148
Equity to total assets	16.59%	16.69%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.98%	1.22%
Non-performing loans to total loans	2.77%	3.29%
Non-performing assets to total assets	2.25%	2.89%
Net charge-offs to average loans outstanding	0.53%	0.55%
Allowance for loan losses to total loans	0.91%	0.97%
Allowance for loan losses to non-performing loans	32.89%	29.54%

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data and Ratios:	2013	2012	2013	2012
Interest income	$8,802	$9,924	$27,732	$30,617
Interest expense	(1,799)	(2,560)	(6,116)	(8,154)
Net interest income	7,003	7,364	21,616	22,463
Provision for loan losses	(400)	—	(1,850)	—
Net interest income after provision for loan losses	6,603	7,364	19,766	22,463
Noninterest income	1,616	1,139	5,252	3,510
Noninterest expense	(5,926)	(5,884)	(18,812)	(16,764)
Income before income tax expense	2,293	2,619	6,206	9,209
Income tax expense	(864)	(972)	(2,277)	(3,461)
Net income	$1,429	$1,647	$3,929	$5,748

Net income per share – basic and diluted	$0.18	$0.18	$0.48	$0.63
Return on average assets (annualized)	0.65%	0.71%	0.58%	0.84%
Return on average equity (annualized)	3.87%	4.14%	3.48%	4.82%
Net interest margin (annualized)	3.32%	3.30%	3.33%	3.43%
Efficiency ratio	68.45%	69.03%	69.80%	64.29%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2013
(Dollars in thousands)

	At March 31,	At June 30,
Non-accrual loans:	2013	2012
Real estate loans:
One-to-four family	$6,461	$9,332
Multi-family residential	1,674	1,555
Commercial	2,911	1,578
Other loans:
Automobile	—	—
Home equity	—	37
Other	10	3
Troubled debt restructurings:
One-to-four family	5,339	9,388
Multi-family residential	651	871
Commercial	2,528	2,636
Total non-accrual loans	19,574	25,400

Real estate owned and repossessed assets:
Real estate:
One-to-four family	264	669
Multi-family residential	—	—
Commercial	—	610
Other:
Automobile	7	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	271	1,279
Total non-performing assets	$19,845	$26,679
Total accruing troubled debt restructurings:	$4,896	$810

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At March 31, 2013
Real estate loans:
One-to-four family	—	$—	14	$5,463	14	$5,463
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	1	651	1	651
Other loans:
Automobile	2	20	—	—	2	20
Home equity	—	—	—	—	—	—
Other	3	5	1	3	4	8
Total loans	5	$25	17	$6,861	22	$6,886

At June 30, 2012
Real estate loans:
One-to-four family	4	$1,787	17	$6,815	21	$8,602
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	21	—	—	3	21
Home equity	—	—	—	—	—	—
Other	12	1	2	3	3	4
Total loans	19	$1,809	20	$7,562	28	$9,371